EXHIBIT 23(b)

Sutherland	1275 Pennsylvania Avenue, N.W.
Asbill &	Washington, D.C. 20004-2415
Brennan LLP	202.383.0100
ATTORNEYS AT LAW	fax 202.637.3593
www.sablaw.com

Steven B. Boehm
DIRECT LINE: 202.383.0176
Internet: sboehm@sablaw.com

April 28, 2006

Board of Trustees
Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, NY 10017-3206

Re:	Teachers Insurance and Annuity Association of America
TIAA Real Estate Account

Ladies and Gentlemen:

      We hereby consent to the reference to our name under the caption "Legal Matters" in the Prospectus filed as a part of the registration statement on Form S-1 for the TIAA Real Estate Account. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,
SUTHERLAND ASBILL & BRENNAN LLP

By: /s/ Steven B. Boehm

Steven B. Boehm

Atlanta • Austin • New York • Tallahassee • Washington DC